Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-143786) pertaining to the 2006 Equity Incentive Plan of Cyclacel Pharmaceuticals, Inc. of our report dated March 31, 2011, with respect to the consolidated balance sheet of Cyclacel Pharmaceuticals, Inc. as of December 31, 2010 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2010 and the period from August 13, 1996 to December 31, 2010, which report appears in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/S/ ERNST & YOUNG LLP

London, England
March 30, 2012